Execution Version

CONTRIBUTION AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made as of December 26, 2017, by and among Skyview Holdings LLC, a Wyoming limited liability company (“SHL”), Victory Commercial International Ltd., a British Virgin Islands company (“VCIL”) and Alex Brown, a citizen of Vanuatu (“Stockholder”).

WHEREAS, Stockholder is the sole shareholder of Victory Commercial International Ltd., a British Virgin Islands company (“VCIL”) and VCIL is the sole member of SHL;

WHEREAS, Stockholder desires to transfer its 20,700,000 shares of common stock in the aggregate, par value $0.0001 per share (such shares, the “Shares”) of Victory Commercial Management Inc., a Nevada corporation (“VCM”) to VCIL as contribution capital of VCIL on the terms set forth in this Agreement;

WHEREAS, VCIL, upon receipt of the Shares as the contribution capital of VCIL from Stockholder, desires to transfer the Shares to SHL as contribution capital of SHL on the terms set forth in this Agreement;

WHEREAS, for the convenience of the transfer, the parties have agreed to transfer the Shares directly from Stockholder to SHL on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. TRANSFER OF THE SHARES, CAPITAL CONTRIBUTION; CLOSING

a. TRANSFER OF THE SHARES. On the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing (as defined in Section 1.2 below), SHL will acquire from Stockholder, and Stockholder will transfer, convey and assign to SHL the Shares without any consideration.

b. CAPITAL CONTRIBUTION. Upon consummation of the transfer set forth in Section 1(a) above, Stockholder shall be deemed have contributed the Shares to VCIL as capital contribution and VCIL shall be deemed have contributed the Shares to SHL as capital contributed.

c. CLOSING. The closing of the transfer and contribution of the Shares (the “Closing”) is being held contemporaneously with the execution and delivery of this Agreement at the offices of VCM at 3rd Floor, 369 Lexington Ave, New York, New York, 10017, on the date hereof, or such other place and such other time as the parties shall agree. The date of the Closing is referred to as the “Closing Date.” At the Closing, Stockholder shall deliver to SHL the book entry or other documents sufficient to validly transfer the Shares to SHL and cause VCM to book the transfer of Shares to SHL.

d. FURTHER ASSURANCES. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

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2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants that all of the following representations and warranties are true as of the date of this Agreement and on the Closing Date:

a. AUTHORIZATION. Stockholder has investment and voting control over its Shares. Stockholder has the full legal right, power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Stockholder and, assuming the due execution and delivery hereof and thereof by SHL, this Agreement constitutes, and at the will constitute, the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by the exercise of judicial discretion in accordance with equitable principles.

b. CAPITAL STOCK OF THE COMPANY. The Shares directly owned by Stockholder is free and clear of Encumbrances. The Shares have been duly authorized and validly issued, is fully paid and nonassessable, and to Stockholder’s Knowledge, such shares were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal securities laws. The Shares were not issued in violation of the preemptive rights of any past or present stockholder.

c. BROKERAGE. Stockholder has not entered into any agreements for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF SHL

SHL represents and warrants to Stockholder as follows:

a. ORGANIZATION AND STANDING. SHL is a limited liability company duly organized, validly existing and in good standing under the laws of Wyoming, and SHL is duly authorized, qualified and licensed under all applicable laws, regulations, and ordinances of public authorities to own its properties and assets and to carry on its business in the places and in the manner as it is now conducted except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on its business.

b. AUTHORIZATION AND BINDING OBLIGATION. SHL has full corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by SHL have been duly and validly authorized by all necessary action. This Agreement has been duly executed and delivered by SHL and constitutes the legal, valid and binding obligation of SHL, enforceable against SHL in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by the exercise of judicial discretion in accordance with equitable principles.

c. NO CONFLICTS. The execution, delivery and performance of this Agreement by SHL (i) will not violate the Articles of Organization and the Operating Agreement of SHL (ii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to SHL; and (iii) will not, either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions or provisions of, or constitute a default under any material agreement, instrument, license or permit to which SHL is now subject.

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d. APPROVALS. The execution, delivery and performance of this Agreement by SHL do not require (i) the consent, approval or authorization of any governmental or regulatory authority having jurisdiction over SHL or of any third party that have not been obtained, or (ii) the submission or filing of any notice, report or other filing with any governmental or regulatory authority having jurisdiction over SHL.

e. BROKERAGE. SHL has not entered into any agreements for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement.

f. LITIGATION AND ADMINISTRATIVE PROCEEDINGS. To SHL’s Knowledge, there is no litigation, proceeding or investigation pending or, to the best knowledge of SHL, threatened against SHL in any federal, state or local court, or before any administrative agency, that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF VCIL

VCIL represents and warrants to Stockholder as follows:

a. ORGANIZATION AND STANDING. VCIL is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands and VCIL is duly authorized, qualified and licensed under all applicable laws, regulations, and ordinances of public authorities to own its properties and assets and to carry on its business in the places and in the manner as it is now conducted except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on its business.

b. AUTHORIZATION AND BINDING OBLIGATION. VCIL has full corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by SHL have been duly and validly authorized by all necessary action. This Agreement has been duly executed and delivered by VCIL and constitutes the legal, valid and binding obligation of VCIL, enforceable against SHL in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by the exercise of judicial discretion in accordance with equitable principles.

c. NO CONFLICTS. The execution, delivery and performance of this Agreement by VCIL (i) will not violate the Memorandum and Articles of Association of VCIL (ii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to SHL; and (iii) will not, either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions or provisions of, or constitute a default under any material agreement, instrument, license or permit to which VCIL is now subject.

d. APPROVALS. The execution, delivery and performance of this Agreement by VCIL do not require (i) the consent, approval or authorization of any governmental or regulatory authority having jurisdiction over VCIL or of any third party that have not been obtained, or (ii) the submission or filing of any notice, report or other filing with any governmental or regulatory authority having jurisdiction over SHL.

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e. BROKERAGE. VCIL has not entered into any agreements for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement.

f. LITIGATION AND ADMINISTRATIVE PROCEEDINGS. To VCIL’s Knowledge, there is no litigation, proceeding or investigation pending or, to the best knowledge of VCIL, threatened against SHL in any federal, state or local court, or before any administrative agency, that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

5. CERTAIN DEFINITIONS

“Knowledge” shall mean facts that are known by Stockholder.

“Material Adverse Effect” shall mean any material adverse change in or effect on, or any change that may reasonably be expected to have a material adverse effect on, (i) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, or prospects or (ii) the ability to consummate the transactions contemplated by this Agreement.

“Person” (whether or not capitalized) shall mean and include an individual, corporation, company, limited liability company, limited liability partnership, partnership, joint venture, association, trust, and other unincorporated organization or entity and a governmental entity or any department or agency thereof.

“SHL’s Knowledge” shall mean facts that are known by SHL’s executive officers and managers.

“VCIL’s Knowledge” shall mean facts that known by VCIL’s executive officers and directors.

6. GENERAL

a. COOPERATION. Stockholder shall deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. Stockholder will cooperate and use his best efforts to have the present officers, directors and employees of VCM cooperate with SHL on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

b. SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned except by operation of law to any entity under common control with SHL or any parent or subsidiary of SHL or with the prior written consent of the other parties, and shall be binding upon and shall inure to the benefit of the parties hereto, the successors and permitted assigns of SHL, and the heirs and legal representatives of Stockholder. If this Agreement is assigned by SHL, SHL shall not be released from any of its obligations under this Agreement.

c. ENTIRE AGREEMENT. This Agreement and the other writings specifically identified herein or contemplated hereby contain the entire agreement and understanding among parties with respect to the transactions contemplated herein and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by Stockholder, VCIL and SHL.

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d. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, which may be in electronic form or PDF, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

e. BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

f. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York. The parties agrees to submit to the exclusive jurisdiction of the New York courts to resolve any dispute under this Agreement.

g. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

h. REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

[Signature Page Follows]

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Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDER:

/s/ Alex Brown
ALEX BROWN

SKYVIEW HOLDINGS LLC

/s/ Alex Brown
BY: ALEX BROWN
ITS: Manager

VICTORY COMMERCIAL INTERNATIONAL LTD.

/s/ Alex Brown
BY: ALEX BROWN
ITS: Sole Director